Exhibit 99.1

Cohesant Technologies Reports Record Sales and Earnings For the Fourth Quarter and Fiscal Year Ended November 30, 2003

    INDIANAPOLIS--(BUSINESS WIRE)--Dec. 17, 2003--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales and earnings for the fourth quarter and fiscal year ended November 30, 2003.
    For the fourth quarter, net sales increased 10% to $4,750,177 from $4,318,413 recorded in the comparable period last year. Net income for the current quarter was $401,637, an increase of 17% over the $342,963 reported in the previous year. Fully diluted per share earnings were $.15 per common share in the current period compared to $.13 in the prior year quarter.
    For the fiscal year ended November 30, 2003, net sales increased 4% to $17,276,183 from $16,675,375 for 2002. Net income increased 12%
to $1,400,609, or $.54 per diluted share, compared to $1,248,585, or $.48 per diluted share last year.
    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "Everyone in the Company has worked hard to achieve our 6th consecutive year of sales, and earnings per share growth. A 15% increase in annual sales of Coatings and Grouts accounted for the top-line improvement, while margin improvements on the Equipment side of our business bolstered the bottom line growth. We will work even harder next year to continue and extend both of these trends."
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized spray finishing and coating application equipment and specialty coating products through its two subsidiaries: Glas-Craft, Inc., and Raven Lining Systems, Inc. Glas-Craft and, to a limited extent, Raven Lining Systems manufactures spray finishing and coating equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufactures and sells the Raven line of high-performance coating systems as well as AquataPoxy. These coatings are resistant to water and corrosive breakdown by most acids and solvents and are used in many applications, including drinking water distribution and sewage collection systems.
    (Table follows)



                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                             Three Months Ended   Three Months Ended
                              November 30, 2003    November 30, 2002
----------------------------------------------------------------------
Net sales                            $4,750,177            $4,318,413

Income before income taxes              639,868               530,867

Net income                             $401,637              $342,963

Net income per share
   Basic                                  $0.16                 $0.13
   Diluted                                $0.15                 $0.13

Average number of common
 shares outstanding:
   Basic                              2,579,305             2,559,635
   Diluted                            2,653,422             2,604,818

----------------------------------------------------------------------
                            Twelve Months Ended   Twelve Months Ended
                              November 30, 2003     November 30, 2002
----------------------------------------------------------------------
Net sales                           $17,276,183           $16,675,375

Income before income taxes            2,205,359             1,933,821

Net income                           $1,400,609            $1,248,585

Net income per share
   Basic                                  $0.54                 $0.49
   Diluted                                $0.54                 $0.48

Average number of common
 shares outstanding
   Basic                              2,575,971             2,549,291
   Diluted                            2,611,213             2,613,554


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems and a reduction in growth of markets for the Company's epoxy coating systems.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-875-5592